EXHIBIT 10.1


CONFIDENTIAL



July 6, 1998 (Update)
Federal Express

Mr. Steven D. Ladwig
[Address]

Dear Steve:

Imation Corp. is pleased to offer you a position as the President of Data Storage Products & Technologies. Your starting salary will be a base pay of $280,000 per year plus approximately $186,000 per year in variable compensation called Success Sharing in which payments will vary according to the economic profit improvement of our corporation for the entire calendar year. Your total annual cash compensation is targeted to be $466,000 per year. We are prepared to guarantee 100% of your first 12 months of Success Sharing. A copy of our Success Sharing Plan Document is enclosed.

If you accept this offer of employment, you will be granted by Imation's Compensation Committee nonqualified stock options to purchase a total of 40,000 shares of Imation stock at an exercise price equal to the fair market value of one share of Imation Common Stock (IMN) on your first day of employment with Imation Corp. This stock option will vest over a five-year period: 50% after three years; 75% after four years and 100% after five years. The stock options will have a 10-year life.

To replace the value of the long-term incentives that you have with your present employer, we will grant you 100,000 shares of Imation Common Stock that will vest over four years; 50% at two years, 75% at three years and 100% at four years.

At the August 1998 Board meeting, we will propose that you be elected as an executive officer of the company and a Vice President of Imation Corp.

As an executive member of the Imation Corp. Operating Team, you will be qualified to participate in the Imation Split Dollar Life Insurance Plan. A summary of the benefits and features is enclosed. The Split Dollar Plan has been designed to provide you with coverage approximately equal to three times your annual preretirement compensation until your age 65, and 1.5 times your final annual preretirement compensation at age 65 and after.


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As an employee of the company, you will be entitled to 20 days of vacation. Our vacation year runs from July 1 through June 30. Vacation is earned on a monthly basis.

We will include you in our Homeowners Relocation Policy (enclosed) instead of our New Hire Policy. This means that your home sale will be covered by a home loss provision. If you leave Imation voluntarily during your first two years of employment, you will be required to refund to Imation a prorated cost of your relocation. Upon acceptance of our offer, you will be contacted by a member of the Prudential relocation team.

Our offer is contingent upon:

1. The determination that this position doesn't conflict with your noncompete agreement with your present employer. As a condition of employment with Imation, you will be required to sign an Employee Agreement on your first day of employment. Also, if you have signed any employee agreements with previous employers, please send a copy to me prior to your scheduled first day of employment.

2. The acceptable results of the pre-employment screening process of a reference check, background check and a medical evaluation which includes a drug/alcohol screening. As soon as possible, contact Jeannette Black at
      (612) 704-7653 for the name of a participating clinic in your area to make an appointment for the medical evaluation, and bring the completed medical forms enclosed with you.

The United States government requires all employers to verify that its new employees are authorized to work in the United States. Therefore, if you accept our offer of employment, you will be required to complete an Employment Eligibility Form (Dept. of Justice Form I-9) and provide one or more documents that identify you and certify that you are authorized to work in the United States.

Please complete the Imation job application as well as the other documentation that is part of our new hire process and return it to Kathy Brackey (704-3182) as soon as possible.

In the event of dismissal without cause or dismissal due to change of control of the company, Imation is willing to commit that you will be offered a year's pay as severance and all of your restricted stock will vest immediately contingent on your signing a release of claims against the company.

Two original letters have been prepared and signed by me. Please indicate your acceptance of our offer by signing below and returning one letter for our files.


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Steve, we are excited about the potential of you joining the Imation family.
Since this is a critically important position, we hope to have your decision as soon as possible. If you have any questions, please don't hesitate to contact me.

Sincerely yours,                           Accepted by:


/s/ Dennis Farmer                          /s/ Steven D. Ladwig
-------------------------------------      -------------------------------------
D. A. Farmer                               Steven D. Ladwig


Date:   July 6, 1998                       Date:   July 6, 1998
      --------------                             --------------

cc: J. Hanson
    W. Monahan
    Desk File

Enclosures:
BENEFITS HIGHLIGHTS
EMPLOYMENT APPLICATION
FORM I-9
HOMEOWNERS RELOCATION POLICY
MEDICAL PREPLACEMENT PACKET
SPLIT DOLLAR POLICY
SUCCESS SHARING PLAN


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